CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Independent Registered Public Accounting Firm" within the Statement of Additional Information of Tortoise North American Pipeline Fund (a series of Montage Managers Trust) and to the use of our report dated June 9, 2015, with respect to the statement of assets and liabilities of Tortoise North American Pipeline Fund as of June 1, 2015, in the Registration Statement (Form N-1A) and related Prospectus and Statement of Additional Information of Tortoise North American Pipeline Fund to be filed with the Securities and Exchange Commission in this Pre-Effective Amendment No. 2 to the Registration Statement under the Securities Act of 1933 (Registration No. 333-201441).

/s/ Ernst & Young LLP

Kansas City, Missouri
June 9, 2015